CYBER HORNET TRUST 485BPOS

Exhibit 99(d)(8)

CYBER HORNET TRUST

SECOND AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

Cyber Hornet Trust

200 Central Avenue, Suite 800,

St. Petersburg, FL 33701

WHEREAS, Cyber Hornet Trust (formerly, ONEFUND Trust) (the “Trust”) is an open-end investment company organized as a Delaware statutory trust and consists of one or more separate investment portfolios (the “Funds”) as may be established and designated by the Trust’s Board of Trustees (the “Board”) from time to time. A separate series of shares of beneficial interest in the Trust are offered to investors with respect to each Fund. The Trust engages in the business of investing and reinvesting the assets of each Fund in the manner and in accordance with the investment objectives and restrictions specified in the currently effective prospectus (the “Prospectus”) relating to the Trust and the Funds included in the Trust’s registration statement, as may be amended from time to time (the “Registration Statement”), filed by the Trust under the Investment Company Act of 1940 (the “1940 Act”) and the Securities Act of 1933. Copies of the documents referred to in the preceding sentence have been furnished to the Adviser. Any amendments to those documents shall be furnished to the Adviser promptly.

NOW, THEREFORE, in consideration of the premises and mutual promises hereinafter set forth, the parties hereto agree as follows:

1. The Trust hereby appoints CYBER HORNET ETFS, LLC, a Florida limited liability company (the “Adviser”), to provide the investment advisory services specified herein to such Funds as shall be designated in Appendix A attached hereto, as may be amended from time to time (the “Covered Funds”), subject to the oversight of the Board for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such appointment on the terms set forth herein, for the compensation specified in Appendix A.

2. The Trust hereby acknowledges receipt of the Adviser’s Form ADV (inclusive of Parts 1 and 2 thereto).

3. (a) The Adviser shall, at its expense, (i) employ or associate with itself such persons as it believes appropriate to assist it in performing its obligations under this agreement and (ii) provide all services, equipment and facilities necessary to perform its obligations under this letter agreement.

(b) From the fee payable pursuant to Section 6 below, the Adviser agrees to pay, or require a sub-adviser or affiliate to pay, all expenses incurred by the each Covered Fund as a “unitary fee” pursuant to the Agreement, excluding expenses incurred pursuant to any distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act, if any; taxes or governmental fees; acquired fund fees and expenses, if any; brokerage commissions and other expenses of executing portfolio transactions; interest expenses; and litigation and potential litigation, and other extraordinary expenses not incurred in the ordinary course of a Covered Fund’s business.

4. (a) The Adviser shall provide to the Trust investment guidance and policy direction in connection with the management of the portfolio of each Covered Fund, including oral and written research, analysis, advice, statistical and economic data and information and judgments of both a macroeconomic and microeconomic character.

The Adviser will determine the securities to be purchased or sold by each Covered Fund and will place orders pursuant to its determinations either directly with the issuer or with any broker or dealer who deals in such securities. The Adviser will determine what portion of each Covered Fund’s portfolio shall be invested in securities described by the policies of such Covered Fund and what portion, if any, should be invested otherwise or held uninvested.

The Trust will have the benefit of the investment analysis and research, the review of current economic conditions and trends and the consideration of long-range investment policy generally available to investment advisory customers of the Adviser. It is understood that the Adviser will not use any inside information pertinent to investment decisions undertaken in connection with this agreement that may be in its possession or in the possession of any of its affiliates nor will the Adviser seek to obtain any such information.

(b) The Adviser also shall provide to the Trust’s officers administrative assistance in connection with the operation of the Trust and each of the Covered Funds, which shall include (i) compliance with all reasonable requests of the Trust for information, including information required in connection with the Trust’s filings with the Securities and Exchange Commission and state securities commissions and (ii) such other services as the Adviser shall from time to time determine to be necessary or useful to the administration of the Trust and each of the Covered Funds.

(c) As manager of the assets of each Covered Fund, the Adviser shall make investments for the account of that Fund in accordance with the Adviser’s best judgment and within the investment objectives and restrictions set forth in the Prospectus, the 1940 Act and the provisions of the Internal Revenue Code of 1986 relating to regulated investment companies subject to policy decisions adopted by the Board.

(d) The Adviser shall furnish to the Board periodic reports on the investment performance of each Covered Fund and on the performance of its obligations under this agreement and shall supply such additional reports and information as the Trust’s officers or Board shall reasonably request.

(e) On occasions when the Adviser deems the purchase or sale of a security to be in the best interest of a Covered Fund as well as other customers, the Adviser, to the extent permitted by applicable law, may aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Adviser may also, on occasions, purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to that Fund and to such other customers.

5. The Adviser shall give the Trust the benefit of the Adviser’s best judgment and efforts in rendering services under this agreement. As an inducement to the Adviser’s undertaking to render these services, the Trust agrees that the Adviser shall not be liable under this agreement for any mistake in judgment or in any other event whatsoever provided that nothing in this agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Trust or its shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser's duties under this agreement or by reason of the Adviser’s reckless disregard of its obligations and duties hereunder.

6. In consideration of its services, the Adviser is entitled to a fee from each Covered Fund, computed daily and paid monthly on the first business day of each month in an amount as set forth in Appendix A hereto. If the fees payable to the Adviser pursuant to this paragraph begin to accrue before the end of any month or if this agreement terminates before the end of any month, the fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion which the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating the monthly fees, the value of the net assets of each Covered Fund shall be computed in the manner specified in the Prospectus for the computation of net asset value. For purposes of this agreement, a “business day” is any day the New York Stock Exchange is open for trading.

7. In selecting brokers or dealers to execute portfolio transactions on behalf of a Covered Fund, the Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser must consider the factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In addition, the Adviser may, in selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended) provided to a Covered Fund.

8. (a) This agreement and any supplement hereto shall become effective with respect to a Fund on the later of the date set forth on this agreement or the date on which Appendix A is amended to include such Fund and shall thereafter continue in effect with respect to that Fund for a period of more than two years from such date only so long as the continuance is specifically approved at least annually (i) by the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act) or by the Board and (ii) by the vote, cast in person at a meeting called for that purpose, of a majority of the members of the Board who are not parties to this agreement or “interested persons” (as defined in the 1940 Act) of any such party.

(b) This agreement and any supplement hereto may be terminated with respect to a Covered Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities of that Fund (as defined in the 1940 Act) or by a vote of a majority of the entire Board on 60 days’ written notice to the Adviser or by the Adviser on 60 days’ written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

9. The Trust hereby agrees and acknowledges that any use of certain licensed marks owned by the Adviser (the “Licensed Marks”) or the Websites by the Trust or the Covered Funds after the termination or discontinuance of this agreement for any reason shall cease immediately.

10. Except to the extent necessary to perform the Adviser’s obligations under this agreement, nothing herein shall be deemed to limit or restrict the right of the Adviser, or any affiliate of the Adviser, or any employee of the Adviser, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm individual or association.

11. The investment management services of the Adviser to the Trust under this agreement are not to be deemed exclusive as to the Adviser and the Adviser will be free to render similar services to others.

12. This agreement shall be construed in accordance with the laws of the State of Delaware provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act.

13. In the event that the Board shall establish one or more additional investment portfolios, it shall so notify the Adviser in writing. If the Adviser wishes to render investment advisory services to such portfolio, it shall so notify the Trust in writing, whereupon such portfolio shall become a Covered Fund hereunder by amending Appendix A.

14. The Declaration of Trust establishing the Trust, together with all amendments thereto (the “Declaration”), a copy of which is on file in the Office of the Secretary of the State of Delaware, provides that every contract made or issued on behalf of the Trust by the Board or by any officers or officer shall recite that the same was executed or made by or on behalf of the Trust by them as Trustees or Trustee or as officers or officer or otherwise and not individually and that the obligations of such instrument are not binding upon any of them.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives designated below as of April 1, 2026.

CYBER HORNET TRUST

By: /s/ Michael G. Willis

Name: Michael G. Willis

Title: President

Date: April 1, 2026

CYBER HORNET ETFS, LLC

By: /s/ Michael G. Willis

Name: Michael G. Willis

Title: Managing Member

Date: April 1, 2026

APPENDIX A

Name of Fund	Advisory Fee
CYBER HORNET S&P 500® (formerly, ONEFUND S&P 500®)	0.25%